Exhibit 10.2

Isolagen, Inc.

102 Pickering Way

Exton, PA  19341

April 6, 2005

Mr. Todd Greenspan

Re:  Offer of Employment

Dear Mr. Greenspan:

On behalf of Isolagen, Inc., I am pleased to offer you the position of Director of Finance, Corporate Controller.  The terms of this employment offer are as follows:

Salary	$145,000 per annum

Title	Director of Finance, Corporate Controller

Benefits	You will be eligible for the Company sponsored employee benefits described in the Employee Handbook.

Responsibilities	Report to Martin E. Schmieg, Senior Vice President and Chief Financial Officer

Stock Options

50,000 executive stock options of Isolagen, Inc. at $4.45 per share (stock price as of close of Start Date) in which one-third of the shares vest on the first year anniversary of your start date, one-third of the shares vest on the second anniversary of your start date, and one-third of the shares vest on the third anniversary of your start date.

Target Bonus	30%

Vacation	You will be entitled to three weeks vacation

Start Date	Starting on or before May 4, 2005

This offer of employment is conditioned upon the Company’s receipt of a complete background review and Directors and Officers Questionnaire, the results of which are acceptable to the Company.  In addition, your employment will be subject to the terms of the Company’s Employee Handbook and the Company’s Proprietary Information and Inventions Assignment Agreement.

Sincerely,

Martin E. Schmieg

ACCEPTED:

Todd J. Greenspan